Exhibit 10.11

NORTH CAROLINA

APRIL 1, 2016

BUNCOMBE COUNTY

LEASE

THIS LEASE is made and entered into as of this     19th day of     April         , 2016 by and between the North Carolina Department of Transportation (the “Department”), an agency of the State of North Carolina, by and for itself and as agent of the City of Asheville, a North Carolina municipal corporation (the “Municipality”). The Department in both capacities mentioned above is hereinafter called to as “Lessor”, and Avadim Technologies, Inc. is hereinafter called “Lessee”.

WITNESSETH

WHEREAS, the Department is authorized in accordance with General Statues of North Carolina, Section 136-44.36 and Section 136-4 38; to administer state railroad revitalization programs and provide state financial assistance to cities for rail revitalization; and,

WHEREAS, the Department and the Municipality (Lessor) do not anticipate the need to resume active rail service in Western North Carolina or utilize the site for transportation services for at least six (6) years; and,

WHEREAS, the Department holds a nine-tenths (9/10th) and the Municipality one-tenth (1/10th) undivided fee simple interest in the property.

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises, and undertakings set forth herein, and for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties herby agree as follows:

1.

Demise of Premises. Lessor hereby Leases to Lessee, pursuant to the provisions hereof, all that property at 81 Thompson Street in the City of Asheville, Buncombe County, North Carolina, as described on Exhibit A attached hereto (the “Premises“), also identified as Buncombe County tax parcel # 9648-70-6712-0000 consisting of approximately 18,456 square feet of building, paved parking area and grounds (the “Premises”).

2.

Use of Premises. The Premises may only be used for Office/Warehouse, manufacturing and distribution operations and shall not be used by anyone for any other purposes without the prior written consent of Lessor.

3.	Lease Term. The initial period of the lease shall be for two years, beginning May 1, 2016 and expiring on April 30, 2018 with an option to renew for three additional one-year periods.

4.

Rent Commencement Date. The rent commencement date is May 1, 2016 shall be due to the Department’s (Lessor) by that date. All subsequent payments via wire transfer shall have a due date of the first of each month for the term of this Lease.

5.

Lease Termination. After the first lease year (ending April 30, 2017) either party may terminate the lease agreement without penalty by providing written notification at least 180 days prior to desired termination date.

6.

Rental Rate. As shown in the table below, rental rate is $7.00 per rentable square ft. = $129,192.00 annually, ($10,766.00 per month) during the first year of the lease, $7.75/foot = $143,034.00 annually ($11,919.50 per month) during the second year, and $8.50/foot = $156,876.00 annually ($13,073 per month) during the third, fourth and fifth years.

G3 MEDICAL LEASE RATES: MAY 1, 2016 THRU APRIL 30, 2020
YEAR 1		YEAR 2		YEAR 3
MONTH-YR	LEASE AMT.	MONTH-YR	LEASE AMT.	MONTH YR	LEASE AMT.
MAY-16	$10,766.00	MAY-17	$11,919.50	MAY-18	$13,073.00
JUN-16	$10,766.00	JUN-17	$11,919.50	JUN-18	$13,073.00
JUL-16	$10,766.00	JUL-17	$11,919.50	JUL-18	$13,073.00
AUG-16	$10,766.00	AUG-17	$11,919.50	AUG-18	$13,073.00
SEP-16	$10,766.00	SEP-17	$11,919.50	SEP-19	$13,073.00
OCT-16	$10,766.00	OCT-17	$11,919.50	OCT-19	$13,073.00
NOV-16	$10,766.00	NOV-17	$11,919.50	NOV-19	$13,073.00
DEC-16	$10,766.00	DEC-17	$11,919.50	DEC-19	$13,073.00
JAN-17	$10,766.00	JAN-18	$11,919.50	JAN-20	$13,073.00
FEB-17	$10,766.00	FEB-18	$11,919.50	FEB-20	$13,073.00
MAR-17	$10,766.00	MAR-18	$11,919.50	MAR-20	$13,073.00
APR-17	$10,766.00	APR-18	$11,919.50	APR-20	$13,073.00

7.

Late Fee. Pursuant to a directive from the North Carolina Office of the State Controller and authorized by North Carolina General Statute 147-86.23, this account will be assessed a flat 10% penalty if not paid by 30 days from the due date. Additionally, this amount will accrue interest daily at the annual rate as set by the N.C. Department of Revenue (Paragraph 43). The interest will accrue on the past due principal plus the 10% penalty.

8.

Additional Charges. Lessee shall be responsible for payment of utilities consumed within the Premises as well as property insurance, grounds maintenance, trash collection, janitorial service, routine HVAC maintenance and interior Premises maintenance.

9.

Premises Improvements. Lessor shall perform the following improvements and go through the proper bid process. The lessor will make these improvements as soon as possible upon the execution of this Lease. These improvements will be completed in 2016.

A.	Lessor proposes to provide a mechanical adjustable system equal to the “Load Hog Modular Dock Bridge” available from Loading Dock Systems.

B.	Lessor is agreeable to address any roof issues and repair roof leaks in areas of the facility.

C.	Lessor will repair the damaged siding on the parking side of the building.

D.	Lessor will install new carpet in all general office areas, upstairs and down and contract with a supplier to have the new carpet installed.

E.	Lessor will make needed asphalt repairs to the loading dock area to correct the broken and uneven surfaces.

F.	Lessor will install a fabric liner material located between the metal framing throughout the Warehouse area. The Lessor / Lessee will split the cost of this expense.

G.

Lessor agrees to reimburse the Lessee the cost of installing new energy efficiency lighting as specified by the “Duke Energy Progress Small Business Energy Saver Program” for a onetime payment of $3,669.12. Lessee shall coordinate with State Construction to verify code compliance.

10.	Building Evaluation. Lessor shall perform the following tasks to be delivered to the Department. The Department will provide copies of this section for the Lessee.

A.	As built floor plan drawings for the existing Lessor Asheville building. These plans should be delivered in hard copies (24x36) and electronic format (PDF and AutoCAD).

B.

A letter from a registered Architect with his/her professional opinion of the current floor plans in relation to the 2012 Building Code. This should include analysis of the square footage, area and occupancy calculations, distance of travel, number of exits and any other relevant information.

C.

A letter from a registered Professional Engineer with his/her opinion of the current plumbing system with the understanding that the building was built in 1985 and that additional renovations shall be analyzed for safety and Code compliance.

D.

A letter from a registered Professional Engineer with his/her opinion of the current mechanical system with the understanding that the building was built in 1985 and that additional renovations shall be analyzed for safety and Code compliance.

E.

A letter from a registered Professional Engineer with his/her opinion of the current electrical system with the understanding that the building was built in 1985 and that additional renovations shall be analyzed for safety and Code compliance.

F.

A letter from a registered WET Level III with his/her opinion of the current sprinkling system with the understanding that the building was built in 1985 and that additional renovations shall be analyzed for safety and Code compliance.

G.

A letter from a licensed contractor specializing in roofing construction with his/her analysis of the current condition of the roof. The roofing contractor shall provide recommendations for returning the roof to a good state of repair including associated costs.

11.

Modifications to Property. Lessor has the right to have any modular units removed at Lessee’s expense at the termination of the lease. Lessee will reimburse the Lessor for expenses incurred for removal of any modular units, fees, etc. No structural, plumbing, mechanical, electrical or sprinkling work is to be performed without the approval from the Lessor and the North Carolina State Construction Office.

12.	Security Deposit. No security deposit is required for this lease.

13.

Other. Lessee will provide a statement to Lessor within 60 days regarding the chemical storage provisions, and shall provide to Lessor copies of Material Safety Data Sheets (MSDS) for al chemicals within the building.

14.	Brokerage Fee. There will be no brokerage fees.

15.

Acceptance of Premises. Lessee acknowledges that the continued act of taking possession of the Premises shall constitute acceptance thereof and conclusive evidence that Lessee has inspected and examined the entire Premises and utility installations and that the same were, and are, in good and satisfactory condition, satisfactory for Lessee’s use, and constitutes Lessee’s acceptance “AS IS — WHERE IS WITH ALL FAULTS”.

16.

Compliance with Legal Requirements. Lessee shall comply with all legal requirements affecting the Premises and/or its use, of every nature. Lessee shall neither create nor permit the creation of any nuisance upon, in or about the Premises, and Lessee shall not make any offensive use thereof. Lessee shall cause all trash, refuse and garbage to be removed from the Premises in a timely manner.

17.

Fire Insurance. Lessee shall carry through the Initial Period, at Lessee’s sole expense all Risk insurance (excluding flood insurance) with fire and extended coverage insuring the Lessor against loss or damage to the Building and any Other improvements on the Premises to the maximum full replacement cost, insurable value thereof in coverages and companies comparable to Lessor’s coverages in place at time of execution of this Lease. Lessee shall name the Lessor as additional insured. During a renewal Period Lessor shall have the right to have the Premises insured by Lessee to their full insurable value with loss of rents coverage. Lessee shall carry, at Lessee’s expense, All Risk insurance with fire and extended coverage insuring against loss or damage to Lessee’s furnishings, fixtures, inventory, equipment and other property situated or placed upon, in or about the Premises to the maximum, full replacement cost, insurable value thereof with a deductible amount no greater than $10,000.00. All insurance required hereby shall be kept in force during the entire term of this Lease. Lessee shall provide evidence of such insurance to Lessor at the execution of this Lease, annually thereafter, and otherwise upon request of Lessor.

18.

Fire Protection System: Lessor will be responsible for costs for all inspections, testing and maintenance of fire protections systems. Monitoring of the Fire Monitor/sprinkler system will be connected to a “Voice Over Internet Protocol” (VOIP) with Lessee’s business class internet service, and which shall be at no additional cost to Lessor if possible.

19.	Taxes and Assessments. Lessee shall not be responsible for paying property taxes on the leased building.

20.

Additions, Alterations, Changes and Improvements. Lessee shall not make, and shall not have the right to make any alterations, changes or improvements structural or otherwise, in or to the Premises without Lessor’s prior written consent, provided that if such consent is given, all such alterations, changes and improvements shall be promptly made in a workmanlike manner, be promptly paid for allowing no liens to attach either to the Premises or to Lessee’s interest therein, shall not be removed at any time without Lessor’s permission and shall become the property of Lessor at the termination of this Lease. The exception to ownership of any improvements to the premises is the construction of the modular units. Lessor shall have the right to require Lessee to provide such assurances as Lessor shall reasonably require (such as bonds, escrows, etc.) to protect Lessor against unpaid work.

21.	Repairs.

A.

Repairs by Lessor: Lessor agrees to keep in good repair the roof, foundation and structural supports of the Premises (exclusive of all glass and exclusive of all exterior doors), except repairs rendered necessary by the negligence or intentional wrongful acts of Lessee, its employees, agents, invitees or contractors. Lessee shall promptly report in writing to Lessor any defective condition known to it which Lessor is required to repair and failure to report such conditions shall make Lessee responsible to Lessor for any liability incurred by reason of such conditions.

B.

HVAC System: Lessor will be responsible for repair costs for the HVAC system exceeding $500.00, except repairs rendered necessary by the negligence or intentional wrongful acts of Lessee, its employees, agents, invitees or contractors. Lessee shall promptly report in writing to Lessor any defective condition known to it which Lessor is required to repair and failure to report such conditions shall make Lessee responsible to Lessor any liability incurred by reason of such conditions. Lessee shall use only licensed contractors for repairs where such license is required. Lessor shall have the right to approve the contractor as to any repairs in excess of $1,000. Lessee shall forward any bills in excess of $500.00 to Lessor for payment.

C.

Parking Lot Repairs: Lessor shall be responsible for all necessary parking lot repairs. Lessor shall determine at its own discretion as to when parking lot repairs are necessary, but Lessor shall not unreasonably abstain from making needed repairs.

D.

Premise Maintenance: Lessee shall, at Lessee’s own expense, keep and maintain the entire premise and all parts and systems thereof, excluding those items covered by “A”, “B” and “C” above, including for the purpose of illustration (to the extent that the enumerated items exist on the Premises) and not as a limitation, all buildings, improvements, sidewalks, utility installations and equipment, in good maintenance, replacement and repair, and property painted and decorated. All of the foregoing shall be performed in a prompt, workmanlike manner, shall be promptly paid for by Lessee and no liens shall be allowed to attach either to the Premises or Lessee’s interest therein. Lessee shall deliver the Premises to Lessor with the electrical and plumbing systems and the HVAC in reasonably good working order on the date this Lease terminates.

22.

Safe and Sanitary Condition. Lessee shall not permit, allow or cause any act or deed to be performed upon, in or about the premise, which shall cause or be likely to cause injury to any person or to the Premises, the building or improvements located thereon, or to any adjoining property. Lessee shall not damage or cause stoppage of any utility or plumbing lines. Lessee shall at all times keep the Premises and the entryways, parking areas, in a neat and orderly condition and keep the Premises and the entryways, parking areas, sidewalks and delivery areas (if any) adjoining the Premises clean and free from rubbish, dirt, snow, standing water and ice.

23.

Trade Fixtures. Lessee shall be permitted to install trade fixtures on the Premises. In addition, Lessee shall be permitted to remove said trade fixtures from the Premises upon the termination of this Lease; provided that if Lessee does remove such trade fixtures, Lessee shall return the Premises to the same condition as existed at the time of original entry, ordinary wear and tear excepted. This provision is not intended to allow Lessee to remove approved improvements made by Lessee to the Premises. All such improvements belong to the Lessor at the termination hereof (except as noted above) and shall not be removed nor damaged by Lessee’s removal of trade fixtures. If Lessee does not remove the trade fixtures at termination, Lessor shall have the option either to declare such fixtures abandoned and Lessor the owner thereof or to demand Lessee remove same at Lessee’s expense returning the Premises to the condition required herein.

24.

Lessor Not Liable for Damages or Injuries. The Department and the Municipality shall not be responsible to Lessee or to any other person or entity for any damages or injuries to person or property caused, among other things, by virtue of or arising out of burst water pipes, leaks from sprinkler or air conditioning systems, leaks from the roof, or by virtue of earthquakes, riots, windstorms, overflow of water from surface drainage, rains, water, fire or by the elements or Acts of God, or from theft, or by the neglect of any person or entity.

25.

Indemnification. Lessee covenants to indemnify and hold the Lessor harmless from the claims of any and all persons and entities for personal injury or damage to property or both arising out of or in connection with Lesse s use and/or occupancy of the Premises. In addition, Lessee shall carry commercial general liability insurance in the minimum amount of $1,000,000.00 per occurrence and $3,000,000.00 in the aggregate, and Lessee shall deliver to Lessor memorandum policies of such coverage with companies and deductibles satisfactory to Lessor and naming the Lessor as additional insured therein.

26.

Fire or Casualty. If the Premises shall be damaged or destroyed by fire or other casualty and if Lessor deems it not practical to repair, Lessor shall have the right to cancel this Lease. If Lessor elects to cancel this Lease for the reasons set forth in this Paragraph 26 during the Initial Period, then Lessee shall pay Lessor any unpaid obligations of the Lessee under the Lease including but not limited to taxes, insurance, maintenance, and utilities owing at the time of cancellation, to the extent such obligations exceed the Initial Period remaining rent credit calculated at the rate of $10,766.0 per month. If during the Initial Period, said option to cancel is not exercised by Lessor, or if the improvements shall be damaged or destroyed by fire or other casualty to the extent that they can be repaired or reconstructed within 120 days of such damage or destruction and if such damage or destruction occurs prior to the commencement of the last Lease year of the Initial Period and Lessor des not deem it impractical to repair, Lessor shall, as soon as reasonably possible, effect the required repairs and reconstruction of the Premises and to place them in substantially the same condition as existed immediately prior to such damage or destruction and for such time as said repairs or reconstruction are being made, rentals shall abate from the date Lessee makes the entire Premises available to Lessor to effect such repairs and reconstruction, but only to the extent and in the proportion that the Premises are untenantable for the normal use thereof by Lessee.

If, during any Period subsequent to the Initial Period, the Premises shall be damaged or destroyed by fire, and if Lessor deems it not practical to repair, Lessor shall have the right to cancel this Lease. If said option to cancel is not exercised by Lessor, or if the improvements shall be damaged or destroyed by fire or other casualty to the extent that they can be repaired or reconstructed within 120 days of such damage or destruction and if such damage or destruction occurs prior to the commencement of the last Lease year of the renewal Period and Lessor does not deem it impractical to repair, Lessor shall, as soon as reasonably possible, effect the required repairs and reconstruction of the Premises and to place them in substantially the same condition as existed immediately prior to such damage or destruction and for such time as said repairs or reconstructions are being made, rentals shall abate from the date Lessee makes the entire Premises available to Lessor to effect such repairs and reconstruction, but only to the extent and in the proportion that the Premises are untenantable for the normal use thereof by Lessee. Notice of cancellation pursuant to the terms of this Paragraph 26 shall be given within thirty (30) days of the damage or destruction. Estimates of the Period to rebuild shall be made in good faith by Lessor.

27.

Waiver of Subrogation. Neither Lessee nor anyone claiming by, through, under or in Lessee’s behalf shall have any claim, right of action or right of subrogation against the Lessor for or based upon any loss or damages caused by fire, explosion or other insured casualty (not limited to the foregoing) relating to the Premises or to any property upon, in, or about the Premises, whether such fire, explosion or other insured casualty shall arise from the negligence of Lessor, its agents, representatives or employees, or otherwise.

28.

Lessor’s Entry. Lessor shall have the right, at all reasonable times, with reasonable notice to Lessee, to enter the Premises for the purposes or inspection, display to prospective lenders, purchasers and/or tenants, and performance of any and all work desired to be performed by Lessor. Notwithstanding the foregoing, should an emergency occur, Lessor may, without notice to Lessee, enter the Premises for the purposes of securing the same and seeking to minimize the damage to persons and/or property.

29.	Condition of Premises Upon Termination. Lessee shall return the Premises to Lessor substantially in the same condition as received, ordinary wear and tear and approved improvement excepted.

30.

Holding Over. In the event Lessee remains in possession of the Premises after the expiration of any term without renewal as set forth herein or the execution of a new Lease, Lessee shall not acquire any right, title or interest in or to the Premises. In such event, Lessee shall occupy the Premises as a tenant from month-to-month and shall otherwise be subject to all of the conditions, provisions and obligations of this Lease insofar as the same shall be applicable. The provisions of this Paragraph 30 are in limitation of Lessee’s rights, and do not, in any way, entitle Lessee to occupy the Premises after the term or to extent the term in any manner. In the event of a holding over by Lessee, the monthly rental rate shall be $15,000.00 per month.

31.	Default.

A.	Each and every one and all of the following events shall constitute an Event of Default:

i)

If Lessee fails to pay any sum due from it in strict accordance with the provisions of this Lease, and does not make the payment within five business days after written notice thereof. For the purposes hereof, all sums due from Lessee shall constitute rentals whether denominated as rentals or otherwise elsewhere herein and Lessee has absolutely no right to offset;

ii)

If Lessee fails to fully perform and comply with each and every condition and covenant of this Lease Agreement, and such failure of performance continues for a Period of thirty days after notice thereof;

iii)	If Lessee abandons the Premises;

iv)	If the interest of Lessee is transferred, levied upon or assigned to any other person, firm or corporation whether voluntarily or involuntarily except as herein permitted;

v)

If Lessor, in any three months of any Lease year, gives any notice to Lessee pursuant to subparagraphs iii) or iv) above, notwithstanding Lessee’s cure of default within the allowable Period or Periods.

B.	Upon the occurrence of any Event of Default as set forth above, Lessor shall have the right, at its option, to utilize any one or more of the following rights:

i)

To cancel and terminate this Lease and all interest of the Lessee hereunder by giving (or having given) notice of such cancellation and termination not less than ten days prior to the effective date of such termination. Upon the expiration of said ten day Period, the Lessee shall have no further rights under this Lease (but such cancellation shall not serve to release or discharge the damages Lessee owes to Lessor); and/or

ii)

To make any payment required of Lessee herein or correct any condition required to be corrected by Lessee, and Lessor shall have the right to enter the Premises for the purpose of correcting any such condition and to remain on the Premises until the complete correction of such condition. However, no expenditure by Lessor on behalf of Lessee shall be deemed to waive or release Lessee’s breach hereof and Lessor shall retain all rights to proceed against Lessee as set forth herein; and/or

iii)

To reenter the Premises immediately with order of court and without being guilty of trespass, remove the property and personnel of Lessee and store such property in a public warehouse or such other location selected by Lessor, all at the expense of Lessee. After such reentry, Lessor shall have the right to terminate this Lease Agreement by giving ten days notice of termination to Lessee, but without such notice, the reentry by Lessor shall not terminate this Lease Agreement. On termination, Lessor may recover from Lessee all damages resulting from Lessee’s breach, including the cost of recovery of the Premises and placing them in satisfactory condition, the value of the balance of this Lease over the reasonable rental value of the Premises for the remainder of the Term, all of which sums shall be immediately payable to Lessor from Lessee; and/or

iv)

to relet the Premises or any part thereof for any term, with or without terminating the Lease, and at such rentals and on such other terms as Lessor may elect including the right to alter and repair the Premises as Lessor deems necessary. Should Lessor relet the Premises, Lessee shall pay all expenses of reletting including brokers’ fees and such reasonable attorney’s fees as Lessor may incur. Lessor shall apply the rent received from reletting in the following order: (1) to expenses of reletting; (2) to sums due from Lessee other than sums denominated in Paragraph 4 above as rentals; (3) to sums denominated as rentals in Paragraph 4 above previously due; and (4) to sums which were to become due in the future; and/or

v)	All other rights and remedies provided by law to a landlord with a defaulting tenant including all such money damages and such landlord shall be entitled pursuant to the law of damages.

C.	In the event of a breach of this Lease by Lessee, the Lessor shall be reimbursed by the Lessee for the reasonable attorney’s fees incurred by the Lessor.

32.

Default, Casualty, etc. In the event of early termination of the Lease or reletting of the Premises due to default described herein and Lessor regains possession of the Premises, then Lessee’s liability to Lessor shall be any unpaid obligation of the Lessee under the Lease including insurance, maintenance, utilities, and the amount of costs and expenses to relet said property (including but not limited to reasonable attorney’s fees) incurred by Lessor arising from or related to the occurrence of said Event of Default and all other amounts due to Lessor herein at the time of termination. In the event of early termination of the Lease or reletting of the Premises, then Lessee’s liability to Lessor shall be any unpaid obligations of the Lessee under the Lease including insurance, maintenance, utilities, and the amount of costs and expenses to relet said property (including but not limited to reasonable attorney’s fees) incurred by Lessor arising from or related to the occurrence of said Event of Default and all other amounts due to Lessor herein at the time of termination to the extent such obligations exceed the Initial Period remaining rent credit calculated at the monthly rate specified in Paragraph 7. The party to whom money is owed shall remit payment within thirty days after written demand therefore is made.

33.

Waiver. No failure by Lessor to exercise any rights hereunder to which Lessor may be entitled shall be deemed a waiver of Lessor’s right to subsequently exercise same. Lessee shall gain no rights nor become vested with any power to remain in default under the terms hereof by virtue of Lessor’s failure to timely assert his rights. No acceleration of rentals, regardless of how often occurring, which Lessor chooses to ignore by thereafter accepting rental or other performance by Lessee shall constitute a waiver of the right to thereafter accelerate rentals.

34.	Law Applicable. This Lease is entered into in North Carolina and shall be construed under the laws, statutes and ordinances of such jurisdiction.

35.

Severability. The provisions hereof are independent covenants and should any provision or provisions contained in this Lease be declared by a court or other tribunal of competent jurisdiction to be void, unenforceable or illegal, then such provision or provisions shall be severable and the remaining provisions hereof shall remain at Lessor’s option in full force and effect.

36.	Easements, Restrictions and Rights of Way. The Premises are demised subject to all easements, restrictions and rights of way legally affecting the Premise.

37.

Binding Effect and Complete Terms. The terms, covenants, conditions and Agreements herein contained shall be binding upon and inure to the benefit of and shall be enforceable by the Lessor and Lessee and by their respective heirs, successors and assigns. All negotiations and Agreements of Lessor and Lessee are merged herein. No modification hereof or other purported Agreement of the parties shall be enforceable unless the same is in writing and signed by the Lessor and Lessee.

38.

Notices and Written Consents. All notices and written consents required under this Lease shall be in writing and shall only be sent by overnight carrier, such as Federal Express, or by Certified Mail, postage prepaid, return receipt requested, addressed to the party to whom directed at the following address or at such other address as may be from time to time designated in writing:

To Lessor:	Larry W. Wade, PE
NCDOT - Rail Division
1553 MSC, Raleigh, NC 27699-1553

To Lessee:	Steve Woody
Avadim Technologies, Inc.
81 Thompson Street, Asheville, NC 28803

Notices shall be deemed served upon receipt, the day after delivery to Federal Express or other recognized commercial overnight carrier for delivery or the third day after delivery to the US Postal Service for Certified Mail (return receipt requested) delivery, whichever first occurs.

39.	Rental Payments. All rental payments, until otherwise designated in writing, shall be made via electronic payment to (form attached):

40.

Recording. This Lease shall not be recorded but a memorandum hereof shall be prepared, signed by the parties, and recorded in the County where the Premises are located, at the expense of the party requesting the same. The aforesaid memorandum shall contain such information as is necessary to provide adequate record notice of the existence of the Lease, including the parties, the term, the property involved and whether options to renew or purchase exit.

41.

Covenant of Title and Quiet Enjoyment. Lessor covenants and warrants to Lessee that Lessor has full right and lawful authority to enter into this Lease for the Term hereof and provided Lessee is not in default hereunder, Lessee’s quiet and peaceable enjoyment of the Premises shall not be disturbed by anyone claiming through Lessor.

42.

Sale of Premises. Should Lessor sell, convey or otherwise transfer its interest in the Premises, then Lessor shall have no further liability hereunder, excepting only for any claims of Lessee against Lessor which have arisen prior to the new owner for any subsequent performance due hereunder by the Lessor hereof. Lessee by execution hereof attorns to all such subsequent owners and no such further documents shall be required to effectuate such attornment.

43.

Interest. Any sums due to be paid by Lessee to or from the benefit of Lessor which are not paid when due shall bear interests from the due date to the date of payment at the rate of five percent (5%) per annum.

44.	Construction of Lease. This Lease shall not be construed more strictly against either party regardless of which party is responsible for the preparation of the same.

45.

Rules and Regulations. Lessor may establish reasonable rules and regulations from time to time, and may modify any such rules and regulations promulgated. The Lessee and Lessee’s employees, agents, visitors, guest and licensees shall comply strictly with the rules and regulations as the Lessor may from time to time adopt.

46.

Signs. No signs other than advertising material may be placed on, in, about, above or around the Premises, the Building or the adjacent areas without the prior written consent of Lessor, which shall not be unreasonably withheld. All signs must be in compliance with all applicable ordinances.

47.

Force Majeure. In the event that Lessor shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the Lessor in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the Period of the delay and the Period for the performance of any act shall be extended for a Period equivalent to the Period of such delay. Subsequent to commencement, no delay, hindrance or prevention of Lessee from acting shall entitle Lessee to delay the payment of rent unless authorized in another section of this Lease. Notwithstanding the foregoing, no delay in Lessee’s payment of sums due from it hereunder is or will be excused.

48.

Hazardous Substances. Lessee shall not manufacture, create, use, store nor otherwise deal in hazardous wastes or toxic substances of any kind on the Premises. Notwithstanding the foregoing, Lessee may, in compliance with the above (Paragraph 48) permitted use, operate its business in the manner it has heretofore, so long as any toxic substances utilized therein are stored, used and otherwise dealt with at all times in the manner required by all applicable laws and regulations. Should Lessor discover that Lessee has breached this Paragraph, it may, without advance notice thereof to Lessee, commence all reasonable actions to abate such breach. Lessee is and shall be liable to Lessor for any damages or expenses incurred by Lessor as a result of Lessee’s breach of this Paragraph, including but not limited to, engineering and clean up expenses, consequential damages and liability to third parties. Lessee shall indemnify Lessor against any loss or cost arising from any breach of this Paragraph, and such indemnity shall survive the termination of this Lease.

IN WITNESS WHEROF, the parties hereto have duly executed this Lease Agreement and have hereunto set their seals as of the day and year first above written.

LESSOR:

DEPARTMENT OF TRANSPORTATION, An agency of the State of North Carolina

By:	/s/ Keith H. Weatherly
Keith H. Weatherly
Deputy Secretary for Transit

ATTEST/WITNESS

By	/s/ Tereca Batts	(Department of Transportation Seal)
Tereca Batts SECRETARY TO THE BOARD
OF TRANSPORTATION AND
CUSTODIAN OF THE SEAL OF
THE DEPARTMENT OF TRANSPORTATION

LESSEE:

AVADIM TECHNOLOGIES, INC.

By:	/s/ Steve Woody 4/12/16
Steve Woody
President

STATE OF NORTH CAROLINA

COUNTY OF BUNCOMBE

I,     Amy J. Cohn , a Notary Public for Buncombe County, North Carolina, do hereby certify that Steve Woody personally appeared before me this day and acknowledged the due execution of the foregoing instrument on behalf of Avadim Technologies, Inc..

Witness my hand and official seal or stamp, this 12th day of April, 2016.

/s/ Amy J. Cohn
Notary Public

My commission expires:     March 3, 2020